Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-256453, 333-274081, 333-285840, and 333-293476) and Form S-8 (Nos. 333-257180, 333-261461, 333-265690, 333-274089, and 333-278004) of Finance of America Companies Inc. (the Company) of our reports dated March 13, 2026, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Philadelphia, Pennsylvania
March 13, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.